EXHIBIT 21

LIST OF SUBSIDIARIES

SCOTT’S LIQUID GOLD-INC. (the “Company”) wholly owns seven subsidiaries:

Advertising Promotions Incorporated

Aquafilter Corporation (inactive)

Colorado Product Concepts, Inc.

Neoteric Cosmetics, Inc.

SLG Chemicals, Inc.

SLG Plastics, Inc.

SLG Touch-A-Lite, Inc. (inactive)

All of the foregoing subsidiaries are incorporated in the State of Colorado.